Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and among SILVERspac Sponsor LLC, Tal Kerret and Charles Federman.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A Ordinary Shares, par value $0.0001 per share, of SILVERspac Inc., is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SILVERspac Sponsor LLC

By:	/s/ Charles Federman
Name:	Charles Federman
Title:	Authorized Signatory

Tal Kerret

By:	/s/ Tal Kerret
Name:	Tal Kerret
Title:	Chairman and Chief Financial Officer

Charles Federman

By:	/s/ Charles Federman
Name:	Charles Federman
Title:	Chief Executive Officer and Director